Exhibit 4.1
PETROQUEST ENERGY, INC.
PETROQUEST ENERGY, L.L.C.
AND
THE SUBSIDIARY GUARANTORS NAMED HEREIN,
AND
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated as of August 19, 2010
to
Indenture
Dated as of May 11, 2005
10 3/8% Senior Notes Due 2012

     THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 19, 2010, is by and among (i) PetroQuest Energy, Inc., a Delaware corporation (the “Company”), PetroQuest Energy, L.L.C., a Louisiana limited liability company (“PELLC” and, together with the Company, the “Issuers”), (ii) Pittrans, Inc., an Oklahoma corporation, TDC Energy LLC, a Louisiana limited liability company (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”), and (iii) The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).
     WHEREAS, the Issuers, the Subsidiary Guarantors and the Trustee have executed and delivered that certain Indenture dated as of May 11, 2005 (the “Indenture”), providing for the issuance of the Issuers’ 10 3/8% Senior Notes Due 2012 (the “Notes”);
     WHEREAS, on May 11, 2005 and June 17, 2005, the Issuers issued $125,000,000 and $25,000,000, respectively, aggregate principal amount of Notes, all of which Notes are currently outstanding;
     WHEREAS, Section 9.02 of the Indenture provides that the Issuers, the Subsidiary Guarantors, and the Trustee may amend the Indenture or the Notes with the consent of Holders representing at least a majority in principal amount of the Notes then outstanding and not owned by the Company or any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company (including consents obtained in connection with a tender offer or exchange for the Notes) (subject to certain exceptions);
     WHEREAS, the Issuers desire to enter into, and have requested the Trustee to join with them and the Subsidiary Guarantors in entering into, this Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 9.02 of the Indenture;
     WHEREAS, the Company has made a tender offer (the “Tender Offer”) to each registered Holder of Notes to purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated August 5, 2010 (as amended, modified or supplemented, the “Offer to Purchase”), any and all of such Holder’s outstanding Notes for an amount in cash specified in the Offer to Purchase;
     WHEREAS, in conjunction with the Tender Offer, the Company has also solicited consents from the Holders for certain proposed amendments (the “Proposed Amendments”) to the Indenture and the Notes, which Proposed Amendments are contained in this Supplemental Indenture; and
     WHEREAS, (i) the Company has received the consent of the Holders of more than a majority in principal amount of the outstanding Notes to the Proposed Amendments, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (ii) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.06 of the Indenture and (iii) the Issuers and the Subsidiary Guarantors have satisfied all other conditions required under Article 9 of the Indenture to enable the Issuers, the Subsidiary Guarantors and the Trustee to enter into this Supplemental Indenture.
     NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:
ARTICLE I
AMENDMENTS TO THE INDENTURE AND THE NOTES
     Section 1.1 Amendments to the Indenture and Notes. The Indenture and the Notes are hereby amended by:
     (a) deleting Sections 4.02 (SEC Reports), 4.03 (Limitation on Indebtedness), 4.04 (Limitation on Restricted Payments), 4.05 (Limitation on Restrictions on Distributions from Restricted Subsidiaries), 4.06 (Limitation on Sales of Assets and Subsidiary Stock), 4.07 (Limitation on Affiliate Transactions), 4.08 (Limitation on Line of Business), 4.09 (Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries), 4.10 (Change of Control), 4.11 (Limitation on Liens), 4.12 (Limitation on Sale/Leaseback Transactions), 4.13 (Future Guarantors), 4.14 (Compliance Certificate) and 4.15 (Further Instruments and Acts) of the Indenture and all references thereto in the Indenture and the Notes in their entirety;
     (b) deleting clauses (2), (3), (4), (5) and the immediately following proviso of Section 5.01(a) (Merger and Consolidation) of the Indenture and all references thereto in the Indenture and the Notes in their entirety;
     (c) deleting clauses (2) and (3) of Section 5.01(b) (Merger and Consolidation) of the Indenture and all references thereto in the Indenture and the Notes in their entirety;
     (d) deleting clauses (3), (4), (5), (6), (7), (8), (9) and (10) of Section 6.01 (Events of Default) of the Indenture and all references thereto in the Indenture and the Notes in their entirety;
     (e) deleting Section 6.12 (Waiver of Stay or Extension Laws) of the Indenture and all references thereto in the Indenture and the Notes in their entirety; and
     (f) deleting clauses (2), (3), (4), (5), (6), (7) and (8) of Section 8.02 (Conditions to Defeasance) of the Indenture and all references thereto in the Indenture and the Notes in their entirety.
     Section 1.2 Elimination of Certain Defined Terms. Any defined terms appearing in the Indenture and all references thereto that are used solely in the sections, subsections or provisions of the Indenture deleted from the Indenture by virtue of Section 1.1 of this Supplemental Indenture shall be deleted in their entireties from the Indenture.

     Section 1.3 Additional Amendments. Any and all additional provisions of the Indenture and the Notes are hereby deemed to be amended to reflect the intentions of the amendments provided for in this Article I.
ARTICLE II
MISCELLANEOUS PROVISIONS
     Section 2.1 Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.
     Section 2.2 Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument.
     Section 2.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     Section 2.4 Successors. All agreements of the Issuers and the Subsidiary Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
     Section 2.5 Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.
     Section 2.6 Severability. In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
     Section 2.7 Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers and the Subsidiary Guarantors, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.
     Section 2.8 Effectiveness. The Proposed Amendments effected by this Supplemental Indenture shall take effect on the date hereof, provided that each of the parties hereto shall have executed and delivered this Supplemental Indenture; provided, however, that the Proposed Amendments shall be operative only upon, and simultaneously with, and shall have no force and effect prior to, the Company’s notification to the Trustee and the Depositary (as defined in the Offer to Purchase) of its acceptance for purchase of at least a majority in aggregate principal amount of the Notes then outstanding and not owned by the Company or any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company in accordance with the terms of the Tender Offer.
     Section 2.9 Supplemental Indenture Controls. In the event there is any conflict or inconsistency between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.
     Section 2.10 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

PETROQUEST ENERGY, INC.
By:	/s/ J. Bond Clement
	Name:	J. Bond Clement
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

PETROQUEST ENERGY, L.L.C.
By:	/s/ J. Bond Clement
	Name:	J. Bond Clement
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

PITTRANS, INC.
By:	/s/ J. Bond Clement
	Name:	J. Bond Clement
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

TDC ENERGY LLC
By:	/s/ J. Bond Clement
	Name:	J. Bond Clement
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Kash Asghar
	Name:	Kash Asghar
	Title:	Senior Associate

[Signature Page to First Supplemental Indenture]